EXHIBIT 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into on December 1, 2008 (the "Effective Date"), by and between Bluefly, Inc., a Delaware corporation (the "Company"), and Barry Erdos ("Erdos").

                                    RECITALS
                                    --------

     WHEREAS, the Company and Erdos are parties to that certain Employment Agreement, dated as of January 28, 2008 (the "Previous Agreement"), which provided for the retention of the services of Erdos as the President and Chief Operating Officer of the Company.

     WHEREAS, the Company and Erdos desire to amend and restate the Previous Agreement in its entirety, effective as of the Effective Date, to provide for Erdos to serve as a non-executive employee of the Company in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Erdos agree that the Previous Agreement shall be amended and restated, effective as of the Effective Date, as follows:

     1.  TERM
         ----

     The Company hereby agrees to employ Erdos as a non-executive employee, and Erdos hereby agrees to serve in such capacity, for a term commencing on the Effective Date and ending November 30, 2009 (the "Remaining Term"), upon the terms and subject to the conditions contained in this Agreement. Erdos' employment with the Company shall automatically be deemed to have terminated as of the end of the Remaining Term unless the parties otherwise agree in writing.

     2.  DUTIES
         ------

     During the Remaining Term, Erdos shall serve as non-executive employee of the Company reporting directly to the Chief Executive Officer of the Company, and he shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company as are reasonably assigned to him by the Chief Executive Officer and the Board of Directors of the Company (the "Board"). Erdos hereby resigns from the positions of President and Chief Operating Officer of the Company, effective as of the Effective Date.

     Erdos will not be required to report to the Company's offices on a regular basis, and will not be required to devote his full business time to the performance of his duties hereunder, provided that he shall be available for special projects on an as-needed basis and may be required to travel from time to time for business reasons.

     3.  COMPENSATION
         ------------

     For services rendered by Erdos to the Company during the Remaining Term, the Company shall pay him a base salary of two hundred and twelve thousand, five hundred dollars ($212,500) per year ("Base Salary"), payable in accordance with the standard payroll practices of the Company.

     4.  INCENTIVE COMPENSATION AND GRANT OF DEFERRED STOCK UNITS
         --------------------------------------------------------

         a. Incentive Compensation. Erdos shall not receive a performance bonus for 2008 or 2009.

         b. Deferred Stock Units. Pursuant to the Previous Agreement, Erdos has been granted under the Plan a Deferred Stock Unit Award (the "DSUs") for and representing 250,000 underlying Shares. The parties agree that, notwithstanding anything to the contrary in the award agreement entered into by the Company and Erdos with respect to the DSUs (the "Award Agreement") all vesting of the DSUs shall cease as of the Effective Date. Accordingly, as of the Effective Date 62,500 DSUs shall be vested, and the remaining 187,500 DSUs shall be unvested and shall be forfeited immediately by Erdos. The vested DSUs will be distributed in shares of the Company's Common Stock as provided in the Award Agreement.

     5.  EXPENSE REIMBURSEMENT AND PERQUISITES
         -------------------------------------

         a. During the Remaining Term, Erdos shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company consistent with corporate policies, provided that the expenses are properly accounted for.

         b. During the Remaining Term, Erdos shall be entitled to reasonable vacation with full pay; provided, however, that Erdos shall schedule such vacations at times convenient to the Company.

         c. As provided in the Previous Agreement, the Company shall provide, for calendar year 2008, an annual allowance of twenty thousand dollars ($20,000) for the purchase of term life insurance by the Company for the benefit of Erdos (which shall be in lieu of any other life insurance benefit) and the purchase of a supplemental disability insurance policy. The Company shall not provide such allowance for any year other than 2008. During the Remaining Term, Erdos shall not be entitled to participate in the Company's medical insurance plan, but shall be entitled to COBRA benefits as provided by law. The Company shall pay Erdos's COBRA premiums for the Remaining Term.

     6.  NON-COMPETITION; NON-SOLICITATION
         ---------------------------------

         a. In consideration of the grant of the DSUs and severance benefits provided hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the Remaining Term and during the "Non-Competition Period" (as defined in paragraph 6(c) below) Erdos shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any "Competitive Business" (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company on the date of termination of this Agreement or who had been employed by the Company within the nine month period prior to the date of termination of this Agreement, except if, at the time of such employment or retention, such person had not been employed by the Company during the nine month period immediately preceding such employment or retention; or
(v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. For purposes of this Agreement, a "Competitive Business" shall mean: (a) any person, corporation, partnership, firm or other entity whose primary business is the sale or consignment of off-price apparel and/or off-price fashion accessories; (b) any division of a person, corporation, partnership, firm or other entity (but not the person, corporation, partnership, firm or other entity itself) whose primary business is internet based selling or consignment, and, in either such case, consists of ten (10) or more brands of off-price apparel and/or off-price fashion accessories; or (c) the off-price divisions of Nordstrom, Saks Fifth Avenue, Neiman Marcus or the off-price division of another retailer of ten (10) or more brands of apparel and/or fashion accessories. However, nothing in this Agreement shall preclude Erdos from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 3% of the publicly-traded equity securities of such Competitive Business.

         b. Erdos and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Erdos agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company. Accordingly, Erdos agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Erdos from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

         c. The "Non-Competition Period" shall extend for a period of eighteen months following the end of the Remaining Term; provided, however that, in the event that the

Agreement is terminated by the Company without "Cause" (as defined in paragraph 7(a)(iv)), the Non-Competition Period shall expire on the first anniversary of the termination of this Agreement (the "Modified Non-Competition Period"); and further provided that in the event that during the Non-Competition Period or the Modified Non-Competition Period, as the case may be, Erdos receives notice in writing from the Company of any material breach of any of the covenants contained in this paragraph 6 by him and Erdos cures such material breach within 21 days of the date he receives such notice, then the Company will continue the Severance Benefits provided pursuant to paragraph 7(b) below; provided, that Erdos shall not be entitled to Severance Benefits for periods during which he was in material breach of such covenants.

     7.  TERMINATION
         -----------

         a. This Agreement (other than as specifically stated herein), the employment of Erdos shall terminate upon the first to occur of:

         (i)   his death;

         (ii) his "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twelve (12) month period (vacation time excluded), during which time Erdos is unable to attend to his ordinary and regular duties;

         (iii) [reserved];

         (iv) the termination of this Agreement at any time without Cause (as defined below) by the Company;

         (v)   the expiration of the Remaining Term;

         (vi) the termination of this Agreement for "Cause", which, for purposes of this Agreement, shall mean that (1) Erdos has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of his duties hereunder, (2) Erdos has willfully and materially failed to perform his reasonably assigned duties hereunder, (3) Erdos has breached the terms and provisions of this Agreement in any material respect, or (4) Erdos has failed to comply in any material respect with the Company's written policies of conduct of which he had actual notice, including with respect to trading in securities; provided that the Company shall not have any right to terminate this Agreement for Cause pursuant to clauses
               (2), (3) or (4) of this sub-paragraph (vi) as a result of a breach unless the Company has provided Erdos with written notice of such breach and Erdos has failed to cure such breach within the twenty day period following his receipt of such notice; or

        (vii) the termination of this Agreement by Erdos, which shall occur on not less than thirty (30) days prior written notice from Erdos.

         b. In the event that this Agreement is terminated, other than by the Company without Cause, the Company shall pay Erdos his accrued but unpaid Base Salary and unreimbursed business expenses and bonuses that have been earned and awarded but not yet paid as of the date of his termination of employment and shall make no other payments or provide any other benefits under this Agreement. In the event that this Agreement is terminated by the Company without Cause pursuant to paragraph 7(a)(iv), and subject to Erdos's execution of a mutual release reasonably acceptable to the Company and Erdos, the Company shall pay Erdos his Base Salary through the date of termination, plus unreimbursed business expenses, as well as his then-current Base Salary through the Remaining Term (the "Severance Benefits"). The Severance Benefits shall be payable in periodic installments in accordance with the Company's standard payroll practices.

         c. Notwithstanding anything herein to the contrary, if any payments due under this Agreement (including, but not limited to the distribution of the DSUs hereunder) would subject Erdos to any tax imposed under Section 409A of the Code if such payments were made at the time otherwise provided herein, then the payments that cause such taxation shall be payable in a single lump sum on the first day which is at least six (6) months after the date of Erdos's "separation from service" as set forth in Code Section 409A(2)(A)(i) and the official guidance issued thereunder.

     8.  [reserved]

     9.  CONFIDENTIALITY; INVENTIONS
         ---------------------------

         a. Erdos recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Erdos covenants and agrees with the Company that he will not, directly or indirectly, at any time during the Remaining Term or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company. If Erdos shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within 24 hours of learning of such court order, subpoena or other government process and, at the Company's expense, shall (i) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, studies, surveys, analyses, sketches, drawings, notes, records, software, computer-stored or disk-stored information, processes, techniques, research data, marketing and sales information, personnel data, trade secrets and other intellectual property, designs, design concepts, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

         b. Erdos confirms that all confidential information is and shall remain the exclusive property of the Company. All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Erdos relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and shall be promptly delivered and returned to the Company immediately upon the termination of his employment with the Company.

         c. Erdos shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Erdos for the Company during his services with the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments"). All Developments shall be the sole property of the Company, and Erdos hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and tradenames in the United States and elsewhere.

         d. Erdos shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Erdos shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

         e. Erdos agrees that any breach of this paragraph 9 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief. Erdos understands and agrees that the rights and obligations set forth in paragraph 9 shall survive the termination or expiration of this Agreement.

     10. REPRESENTATIONS AND WARRANTIES
         ------------------------------

         a. Erdos represents and warrants to the Company that he was advised to consult with an attorney of Erdos's own choosing concerning this Agreement and that Erdos has done so.

         b. Erdos represents and warrants to the Company that the execution, delivery and performance of this Agreement by Erdos complies with all laws applicable to Erdos or to which his properties are subject and does not violate, breach or conflict with any agreement by which he or his assets are bound or affected.

     11. GOVERNING LAW; ARBITRATION
         --------------------------

     This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York, without giving effect to its conflict of law provisions. Except as set forth below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the "AAA") then pertaining in the City of New York, New York, by a single arbitrator to be mutual agreed upon by the parties or, if they are unable to so agree, by an arbitrator selected by the AAA. The parties shall be entitled to a minimal level of discovery as determined by the arbitrator. The arbitrator shall be empowered to award attorney's fees and costs to Erdos (but not the Company) if he or she deems such award appropriate. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing contained in this paragraph 11 or the remainder of this Agreement shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Erdos of the covenants contained in paragraphs 6 and 9 of this Agreement.

     12. INDEMNIFICATION
         ---------------

     a. The Company agrees that it shall to the fullest extent permitted by law indemnify and hold Erdos harmless and shall pay and reimburse Erdos for any loss, cost, damage, injury or other expense (including without limitation reasonable attorneys' fees) which Erdos incurs by reason of being or having been an officer or director of the Company or by reason of the fact that Erdos is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of the Company. All indemnification shall be paid by the Company in advance of the final disposition of the matter (as incurred by Erdos) provided that Erdos executes and deliver to the Company an undertaking to repay any amounts so advanced in the event that it shall be determined that Erdos is not entitled to indemnification hereunder. This indemnification obligation is in addition to any other indemnification provision contained in the Company's By-laws or pursuant to any other document, instrument or agreement and shall survive the term of Erdos's employment hereunder.

     b. In the event that Erdos asserts his right of indemnification under paragraph 12(a) above, the Company shall have the right to select Erdos's counsel provided that there is no material conflict of interest between the Company and Erdos and provided such counsel is reasonably acceptable to Erdos. Notwithstanding the foregoing, the Company shall have the right to participate in, or fully control, any proceeding, compromise, settlement, resolution or other disposition of the claim or proceeding so long as Erdos is provided with a general release from the Company and the claimant in form and substance reasonably satisfactory to Erdos and no restrictions are imposed on Erdos as a result of the settlement.

     13. ENTIRE AGREEMENT
         ----------------

     This Agreement together with any equity agreements to which Erdos and the Company are a party contain all of the understandings between Erdos and the Company pertaining to Erdos's employment with the Company and supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them, including (without limitation) the Previous Agreement.

     14. AMENDMENT OR MODIFICATION; WAIVER
         ---------------------------------

     No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Erdos and by an officer of the Company duly authorized to do so. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

     15. NOTICES.
         --------

     Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

     If to the Company, to:

         Bluefly, Inc.
         42 West 39th Street, 9th Floor
         New York, NY 10018
         Attn: Chairman of Compensation Committee

     With a copy to:

         Dechert LLP
         30 Rockefeller Plaza
         23rd Floor
         New York, New York 10112
         Attention:  Richard Goldberg

     If to Erdos, to: at the address on file in the Company's records.

     16. SEVERABILITY
         ------------

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     17. TITLES
         ------

     Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraph.

     18. DUTY TO MITIGATE
         ----------------

     Erdos shall not be obligated to seek other employment by way of mitigation of the amounts payable to him under any provision of this Agreement.

     19. COUNTERPARTS
         ------------

     This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

                                   BLUEFLY, INC.

                                   By:  /s/ Melissa Payner
                                        ------------------------------------
                                        Melissa Payner
                                        Chief Executive Officer

                                   /s/ Barry Erdos
                                       --------------------------------------
                                        Barry Erdos

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